Exhibit 10.21

PANDORA MEDIA, INC.

2011 Equity Incentive Plan

NOTICE OF PERFORMANCE-BASED STOCK OPTION GRANT (NSO)

Joseph Kennedy

You have been granted an option to purchase Common Stock of Pandora Media, Inc. (the “Company”) as follows:

Date of Grant:	March 22, 2012

Exercise Price per Share:	$10.63

Total Number of Shares Granted:	800,000

Total Exercise Price:	$8,504,000

Type of Option:	Nonstatutory Stock Option

Expiration Date:	March 22, 2022

Vesting Commencement Date:	July 6, 2013

Vesting/Exercise Schedule:	The Shares underlying this Option shall vest and become exercisable in accordance with the following schedule:

No portion of the Performance Option shall vest unless, during any period starting on the Date of Grant, the 60-day trailing volume weighted average price of the Company’s stock is equal to or greater than $21.00 (the “Performance Goal”) (as adjusted for any stock split after the Date of Grant).

•    If the Performance Goal is achieved for any such period starting on the Date of Grant, the Performance Option will be subject to monthly vesting over four years from the Vesting Commencement Date, such that the first vesting date shall be August 6, 2013 (the “Initial Vest Date”), if you remain in Continuous Service Status on each applicable vesting date.

•    If the Performance Goal is achieved after the Initial Vest Date, then the option shall be immediately vested to the extent the option would have been then vested if the vesting had begun on the Initial Vest Date.

•    If the Performance Goal is not achieved prior to the date that your Continuous Service Status ceases for any reason, the Performance Option shall be forfeited in its entirety, notwithstanding anything to the contrary in your offer letter or any Company severance policy, plan or agreement.

If the Performance Goal is not achieved on or before July 6, 2017, the Performance Option shall be forfeited in its entirety.

Change of Control:	If the Performance Goal is achieved on or prior to the date of consummation of a Change of Control, or if the per share value received by the Company’s stockholders upon a Change of Control (as defined in the Company’s equity incentive plan) is equal to or greater than $21.00 (as adjusted for any stock split after the Date of Grant), the Performance Option shall be subject to any applicable accelerated vesting treatment for equity awards set forth in your offer letter or any other applicable Company policy, plan or agreement.

However, if the Performance Goal is not achieved on or prior to the date of consummation of a Change of Control and the per share value received by the Company’s stockholders on such Change of Control is less than $21.00 (as adjusted for any stock split after the Date of Grant), the Performance Option shall not be subject to any accelerated vesting treatment for equity awards set forth in your offer letter or any other applicable Company policy, plan or agreement and shall be forfeited immediately prior to consummation of such Change in Control.

Termination Period:	To the extent vested on the date of termination of your Continuous Service Status, this Option may be exercised for three months after termination of Continuous Service Status except as set out in Section 5 of the Stock Option Agreement (but in no event later than the Expiration Date). You are responsible for keeping track of these exercise periods following termination for any reason of your service relationship with the Company. The Company will not provide further notice of such periods.

Transferability:	This Option may not be transferred.

By accepting this Option, you agree that this Option is granted under and governed by the terms and conditions of the Pandora Media, Inc. 2011 Equity Incentive Plan and the Stock Option Agreement attached hereto and incorporated by reference herein.

In addition, you agree and acknowledge that your rights to any Shares underlying the Option will be earned only as you provide services to the Company over time, that the grant of the Option is not as consideration for services you rendered to the Company prior to your Vesting Commencement Date, and that nothing in this Notice or the attached documents confers upon you any right to continue your employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without cause.

PANDORA MEDIA, INC.

By:
Joseph Kennedy	Name:
Title:

PANDORA MEDIA, INC.

2011 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT (NSO)

1. Grant of Option. Pandora Media, Inc., a Delaware corporation (the “Company”), hereby grants to Joseph Kennedy (“Optionee”), an option (the “Option”) to purchase the total number of shares of Common Stock (the “Shares”) set forth in the Notice of Stock Option Grant (the “Notice”), at the exercise price per Share set forth in the Notice (the “Exercise Price”) subject to the terms, definitions and provisions of the Pandora Media, Inc. 2011 Equity Incentive Plan (the “Plan”) adopted by the Company, which is incorporated in this Agreement by reference. Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Plan.

2. Designation of Option. This Option is intended to be a Nonstatutory Stock Option.

3. Exercise of Option. This Option shall be exercisable during its term in accordance with the Vesting/Exercise Schedule set out in the Notice as follows:

(a) Right to Exercise.

(i) This Option may not be exercised for a fraction of a share.

(ii) In the event of Optionee’s death, disability or other termination of Continuous Service Status, the exercisability of the Option is governed by Section 5 below, subject to the limitations contained in this Section 3.

(iii) In no event may this Option be exercised after the Expiration Date of the Option as set forth in the Notice.

(b) Method of Exercise.

(i) This Option shall be exercisable by execution and delivery of a form of exercise notice (which may be written or electronic, as determined by the Company) approved for such purpose by the Company which shall state Optionee’s election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company. The notice shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price.

(ii) As a condition to the exercise of this Option, Optionee agrees to make adequate provision for federal, state or other tax withholding obligations, if any, which arise upon the vesting or exercise of the Option, or disposition of Shares, whether by withholding, direct payment to the Company, or otherwise.

(iii) The Company is not obligated, and will have no liability for failure, to issue or deliver any Shares upon exercise of the Option unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel.

4. Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination of the following, at the election of Optionee:

(a) cash or check;

(b) cancellation of indebtedness;

(c) if the Common Stock is listed on an exchange or market, and if the Company is at such time permitting broker-assisted cashless exercises, delivery of a properly executed exercise notice together with irrevocable instructions to a broker participating in such cashless brokered exercise program to deliver promptly to the Company the amount required to pay the exercise price (and applicable withholding taxes) and in any event in accordance with applicable law;

(d) with respect to a Nonstatutory Option, such other method as may be approved by the Committee.

5. Termination of Relationship. Following the date of termination of Optionee’s Continuous Service Status for any reason (the “Termination Date”), Optionee may exercise the Option only as set forth in the Notice and this Section 5. To the extent that Optionee is not entitled to exercise this Option as of the Termination Date, or if Optionee does not exercise this Option within the Termination Period set forth in the Notice or the termination periods set forth below, the Option shall terminate in its entirety. In no event, may any Option be exercised after the Expiration Date of the Option as set forth in the Notice.

(a) Termination. In the event of termination of Optionee’s Continuous Service Status other than as a result of Optionee’s disability or death, Optionee may, to the extent Optionee is vested in the Option Shares the date of such termination (the “Termination Date”), exercise this Option during the Termination Period set forth in the Notice.

(b) Other Terminations. In connection with any termination other than a termination covered by Section 5(a), Optionee may exercise the Option only as described below:

(i) Termination upon Disability of Optionee. In the event of termination of Optionee’s Continuous Service Status as a result of Optionee’s disability, Optionee may, but only within six months from the Termination Date, exercise this Option to the extent Optionee was vested in the Option Shares it as of such Termination Date.

(ii) Death of Optionee. In the event of the death of Optionee (a) during the term of this Option and while an Employee or Consultant of the Company and having been in Continuous Service Status since the date of grant of the Option, or (b) within three months after Optionee’s Termination Date, the Option may be exercised at any time within six months following the date of death by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent Optionee was vested in the Option as of the Termination Date.

6. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him or her. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.

7. Effect of Agreement. Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts this Option and agrees to be bound by its contractual terms as set forth herein and in the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Plan Administrator regarding any questions relating to the Option. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Notice and this Agreement, the Plan terms and provisions shall prevail. The Option, including the Plan, constitutes the entire agreement between Optionee and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter.